                                                            (PULITZER INC. LOGO)

FOR IMMEDIATE RELEASE

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125


                              PULITZER INC. REPORTS
                   2004 FOURTH-QUARTER AND FULL-YEAR EARNINGS


         ST. LOUIS, January 24, 2005 - Pulitzer Inc. (NYSE:PTZ) today announced that fourth-quarter 2004 net income was $13.7 million, or $0.62 per diluted share, compared with $14.3 million, or $0.66 per diluted share, in the prior year. For the full year, net income was $44.1 million, or $2.02 per diluted share, compared with $42.2 million, or $1.95 per diluted share, in the prior year.

         Fourth-quarter operating revenue increased 3.6 percent to $118.1 million from $114.1 million in the prior year, and operating income decreased
7.2 percent to $25.6 million. For the full year, operating revenue increased 5.0 percent to $443.7 million from $422.7 million in 2003, and operating income decreased 2.4 percent to $85.1 million from $87.2 million in the prior year.

         Results for 2004 and 2003 included investment losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally investments in new media companies and partnerships making similar investments), and employment termination inducements for positions that will not be staffed. Results for the fourth quarter and full year of 2004 also included: (a) expenses related to the clarification of certain circulation distribution contract issues, including litigation settlement; (b) expenses incurred in conjunction with the exploration of a range of strategic alternatives to enhance shareholder value, including the possible sale of the Company; and (c) interest expense associated with a tentative settlement of pending IRS matters.

         Excluding these items from the 2004 and 2003 fourth-quarter and full-year periods, fourth-quarter 2004 base earnings per diluted share were $0.73, compared with a similarly determined $0.68 per diluted share for the fourth quarter of 2003, and base earnings per diluted share for the full year of 2004 were $2.18, compared with $2.01 in 2003.

                                    - more -

Page Two
Pulitzer Fourth-Quarter Earnings

         "We are pleased to report strong base earnings for the quarter and the year in spite of a climate of uneven economic activity," said Robert C. Woodworth, president and chief executive officer. "Advertising revenue increased
4.2 percent during the quarter, reflecting continued strong performances at Pulitzer Newspapers, Inc. ("PNI") and across-the-board strength in the preprint category. Classified advertising was up 6.1 percent for the quarter in spite of weakness in the automotive category that began at the end of the third quarter. Retail revenue, including retail preprint revenue, increased 2.9 percent and reflects the solid performance of Local Values, the St. Louis direct mail initiative, and the continued strength at PNI. The Tucson Newspaper Agency ("TNI") had another strong quarter, its third quarter in a row, with total advertising revenues up 9.6 percent.

         "Classified was led by help wanted, up 9.3 percent in St. Louis and
32.6 percent at PNI. At TNI, total classified was up 11.9 percent, with help wanted up 25.2 percent."

         Woodworth continued, "Increasing local market share is the mainstay of the Pulitzer operating strategy and we made significant strides during the year despite some market softness, especially in the fourth quarter. Local territory retail revenues were up 2.6 percent in St. Louis and 7.1 percent in Tucson.

         "PNI delivered outstanding performance throughout the year thanks to ongoing and successful organic growth initiatives and strategic acquisitions," Woodworth said.

RECONCILIATION OF BASE EARNINGS (SEE NOTES)

                                                               Fourth Quarter                        Full Year
                                                         Dec. 26,          Dec. 28,          Dec. 26,        Dec. 28,
                                                           2004              2003              2004            2003
                                                       --------------    -------------      ------------    ------------
DILUTED EARNINGS PER SHARE OF STOCK:
    GAAP earnings per diluted share                        $0.62             $0.66             $2.02            $1.95
    Expenses related to clarification of certain
       circulation distribution contract issues,
       including litigation settlement                      0.03              0.00              0.07             0.00
    Expenses associated with the exploration
       of a range of strategic alternatives to
       enhance shareholder value                            0.07              0.00              0.07             0.00
    Losses from certain non-operating
       investments                                          0.00              0.01              0.01             0.07
    Gain on mutual insurance company
       Interest                                             0.00              0.00              0.00            (0.02)
    Employment termination inducements                      0.01              0.01              0.01             0.01
    Interest expense associated with the
       tentative settlement of pending IRS
       matters (1)                                          0.00              0.00              0.00             0.00
                                                       --------------    -------------      ------------    ------------
    Base earnings per diluted share                        $0.73             $0.68             $2.18            $2.01
                                                       ==============    =============      ============    ============

(1) Rounds to less than $0.01 per fully diluted share

                                     -more-

Page Three
Pulitzer Four-Quarter Earnings

o 2004 fourth-quarter and full-year results included a pretax expense of $1.2 million for the clarification of certain circulation distribution contract issues. 2004 second-quarter results included pretax costs of $1.5 million for the settlement of independent home delivery carrier litigation for a combined full-year 2004 total of $2.7 million.

o 2004 fourth-quarter and full-year results included pretax costs of $2.6 million related to the exploration of a range of strategic alternatives to enhance shareholder value.

o 2004 and 2003 fourth-quarter results included net pretax expense of $32,000 and $0.5 million, respectively, to adjust the carrying value of certain non-operating investments. Results for the full year of 2004 and 2003 included pretax expense of $0.1 million and $2.6 million, respectively, to adjust the carrying value of certain non-operating investments. Results for the full-year of 2003 also included an $825,000 gain from the distribution of the Company's interest in a mutual insurance company.

o 2004 and 2003 fourth-quarter results included pretax expense of $0.2 million each, for termination inducements for permanently eliminated positions. 2004 and 2003 full-year results include pretax charges of $0.6 million and $0.4 million, respectively, for termination inducements for permanently eliminated positions.

o 2004 fourth-quarter and full-year results included pretax expense of $0.1 million for interest expense associated with the tentative settlement of pending IRS matters.

DISCUSSION OF GAAP-BASIS RESULTS
FOURTH QUARTER

         Operating income for the fourth quarter of 2004 decreased 7.2 percent to $25.6 million, from $27.5 million in the prior year. Operating revenue increased 3.6 percent to $118.1 million, from $114.1 million in the fourth quarter of 2003.

         The 3.6 percent increase in operating revenue reflects a 4.2 percent increase in advertising revenue partially offset by a 0.7 percent decrease in circulation revenue. The advertising increase results from: (a) a 2.9 percent increase in retail advertising revenue, including preprints, reflecting gains from specialty stores, grocery and revenues from Local Values, the direct mail initiative of the St. Louis Post-Dispatch (the "Post-Dispatch"); (b) a 6.1 percent increase in classified, reflecting a 14.9 percent increase in recruitment advertising, an 11.3 percent increase in real estate advertising, and a 6.4 percent decrease in automotive advertising; and (c) a 5.7 percent increase in national revenue, including national preprints, principally due to strength in the telecommunication category.


                                     -more-

Page Four
Pulitzer Fourth-Quarter Earnings

         Operating expense for the fourth quarter of 2004 increased 8.1 percent to $98.4 million, principally due to: (a) those operating expense items discussed in the Reconciliation of Base Earnings; (b) increased postage, production, and marketing expense related to Local Values, the Post-Dispatch's direct mail initiative in St. Louis; and (c) an 8.2 percent increase in newsprint expense, reflecting a 7.9 percent price increase over the fourth quarter of 2003.

         Equity in the earnings of TNI increased 30.2 percent to $5.8 million in the fourth quarter of 2004 from $4.5 million in 2003. TNI operating revenue increased 7.6 percent for the fourth quarter of 2004. Advertising revenue increased 9.6 percent due, principally, to strength in classified advertising revenue, primarily in the employment category, and increased preprint and national advertising revenue.

         TNI operating expense increased 4.6 percent due, in part, to price-related increases in newsprint expense.

         Fourth-quarter interest expense, net of interest income, increased $43,000 to $3.9 million from $3.8 million in the same quarter of 2003, due to:
(a) interest expense of $0.1 million associated with a tentative settlement of pending IRS matters; and (b) reduced savings from the Company interest rate swaps. These increases were partially offset by higher levels of and yields from invested funds.

         The effective tax rates for the fourth quarters of 2004 and 2003 were
34.0 percent and 35.5 percent, respectively, reflecting the tax preferred nature of expense reductions associated with Medicare reform legislation, and lower state tax rates associated with utilization of existing net operating loss carryforwards.

TWELVE MONTHS

         Operating income for full-year 2004 decreased 2.4 percent to $85.1 million, from $87.2 million in the prior year. Operating revenue increased 5.0 percent to $443.7 million, from $422.7 million in 2003.

         The 5.0 percent increase in operating revenue reflects a 5.9 percent increase in advertising revenue and a 0.8 percent increase in circulation revenue. The advertising increase results from: (a) a 5.0 percent increase in retail advertising revenue, including preprints, reflecting gains from local advertisers, growth in the grocery and home improvement categories, and revenues from Local Values; and (b) a 9.7 percent increase in

                                     -more-

Page Five
Pulitzer Fourth-Quarter Earnings


classified, reflecting a 15.4 percent increase in recruitment advertising, a
13.4 percent increase in real estate advertising, and a 2.0 percent increase in automotive advertising. The retail and classified advertising revenue increases were partially offset by a 3.3 percent decrease in national advertising.

         Operating expense for full-year 2004 increased 7.1 percent to $376.6 million, principally due to: (a) operating expense related to Local Values; (b) an 8.9 percent increase in newsprint expense, reflecting an 8.7 percent price increase over 2003; (c) incremental operating expenses related to the 2004 and 2003 PNI acquisitions and (d) those operating expense items discussed in the Reconciliation of Base Earnings. These expense increases were partially offset by decreased bad debt expense.

         TNI operating revenue increased 4.6 percent for full-year 2004. Advertising revenue increased 6.0 percent due, principally, to increased classified revenue, chiefly in the employment category, and increased preprint revenue. These increases were offset by weakness in retail ROP advertising revenue. TNI operating expense increased 3.1 percent due, in part, to price-related increases in newsprint expense. Equity in the earnings of TNI for 2004 increased 12.3 percent compared to the prior year.

         Interest expense, net of interest income, decreased for full-year 2004 to $15.0 million from $16.7 million in the same period of 2003, principally due to savings from the Company's interest rate swaps and higher levels of and yields from invested funds. The effective tax rates for full-year 2004 and 2003 were 35.3 percent and 36.5 percent, respectively, reflecting the tax-preferred nature of expense reductions associated with Medicare reform legislation and lower state income tax rates associated with utilization of existing net operating loss carryforwards.


DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)
DEFINITION OF COMPARABILITY

The following discussion presents "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of the Company's operations. Comparable revenue and expense from continuing operations are defined as reported revenue and operating expense including Pulitzer's 50 percent share of the TNI operations, and excluding the results of newspaper acquisitions absent in the comparable period of 2003. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and subtracting revenue and operating income associated with the Company's newspaper acquisitions absent in the comparable period of 2003:


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



Page Six
Pulitzer Fourth-Quarter Earnings

                                                   RECONCILIATION OF GAAP TO COMPARABLE-BASIS RESULTS
                          -----------------------------------------------------------------------------------------------------
                                        Fourth Quarter Ended                                 Twelve Months Ended
                          -------------------------------------------------     -----------------------------------------------
                          Dec. 26,      Dec. 28,      Dec. 26,     Dec. 28,      Dec. 26,     Dec. 28,     Dec. 26,   Dec. 28,
                            2004          2003          2004        2003          2004         2003         2004        2003
                                  Revenue             Operating Income                 Revenue               Operating Income
                          ------------------------    ---------------------     ----------------------    ---------------------
                                           (in millions)                                        (in millions)
Pulitzer Inc. GAAP           $118.1       $114.1         $25.6      $27.5         $443.7       $422.7       $85.1        $87.2

Pulitzer 50%
Share of Tucson
Newspaper Agency*              15.1         14.0           0.0        0.0           55.9         53.4         0.0          0.0

PNI Acquisitions               (0.6)         0.0          (0.2)       0.0           (3.3)         0.0        (0.8)         0.0
                          ----------    ----------    ---------    --------     ---------    ---------    ---------    --------
Comparable Results
                             $132.6       $128.1         $25.4      $27.5         $496.3       $476.1       $84.3        $87.2
                          ==========    ==========    =========    ========     =========    =========    =========    ========

     * GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.

FOURTH QUARTER

         On a comparable basis, operating income for the fourth quarter of 2004 decreased 7.8 percent on an operating revenue increase of 3.6 percent. Advertising revenue increased 4.3 percent, with retail revenue, including preprints, up 2.8 percent and national revenue, including national preprints, up
6.8 percent. Fourth-quarter classified advertising revenue increased 6.1 percent from the comparable period in 2003, as a result of a 16.0 percent increase in employment advertising, an 8.8 percent increase in real estate advertising, partially offset by a 4.8 percent decrease in automotive advertising.

         The increase in comparable employment advertising revenue resulted from increases of 9.3 percent, 31.4 percent, and 25.2 percent in St. Louis, at PNI and TNI, respectively.

         The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

                  FULL     4TH                                  3RD       2ND       1ST      Full    4th      3rd      2nd     1st
                  YEAR     QTR.     Dec.     Nov.     Oct.      QTR.      QTR.      QTR.     Year    Qtr.     Qtr.     Qtr.    Qtr.
                  2004     2004     2004     2004     2004      2004      2004      2004     2003    2003     2003     2003    2003
                 -------- -------- ------- --------- -------- --------- --------- --------- ------- -------- -------- ------- ------
COMPARABLE
ADVERTISING

St. Louis
Operations        +3.5%    +1.7%   +0.3%    +1.0%     +3.3%    +5.3%     +3.6%     +3.6%    +2.4%    +7.6%    -1.4%    +5.0%  -1.9%

Pulitzer
Newspapers, Inc.
(PNI)             +9.1%    +8.7%   +7.0%    +10.2%    +8.8%    +10.1%    +10.3%    +7.4%    +1.2%    +3.2%    +1.8%    +1.0%  -1.6%
                 -------- -------- ------- --------- -------- --------- --------- --------- ------- -------- -------- ------- ------

   Pulitzer Inc.  +5.0%    +3.6%   +2.2%    +3.6%     +4.9%    +6.7%     +5.4%     +4.6%    +2.1%    +6.4%    -0.5%    +3.9%  -1.8%

Tucson Newspaper
Agency (TNI)
                  +6.0%    +9.6%   +9.9%    +13.0%    +6.4%    +9.0%     +7.3%     -1.8%    +1.1%    +0.4%    -2.1%    +1.3%  +4.8%
                 -------- -------- ------- --------- -------- --------- --------- --------- ------- -------- -------- ------- ------

Pulitzer Inc.
(Combined with
50% of TNI)       +5.1%    +4.3%   +3.0%    +4.6%     +5.0%    +6.9%     +5.6%     +3.8%    +2.0%    +5.7%    -0.7%    +3.6%  -1.0%
                 -------- -------- ------- --------- -------- --------- --------- --------- ------- -------- -------- ------- ------

Page Seven
Pulitzer Fourth-Quarter Earnings

         On a comparable basis, fourth-quarter 2004 operating expense increased
6.7 percent, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, and those operating expense items discussed in the Reconciliation of Base Earnings, comparable expense increased 0.2 percent.

TWELVE MONTHS

         On a comparable basis, operating income for full-year 2004 decreased
3.3 percent on an operating revenue increase of 4.3 percent. Advertising revenue increased 5.1 percent, with retail revenue, including preprints, up 3.9 percent and national revenue, including national preprints, down 2.9 percent. Full-year 2004 classified advertising revenue increased 9.0 percent from the comparable period in 2003, as a result of a 16.9 percent increase in employment advertising, a 9.3 percent increase in real estate advertising, and a 2.6 percent increase in automotive advertising.

         The increase in comparable employment advertising revenue resulted from increases of 9.5 percent, 33.1 percent, and 30.9 percent in St. Louis, at PNI and TNI, respectively.

         On a comparable basis, operating expense increased 6.0 percent in 2004, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, and those operating expense items discussed in the Reconciliation of Base Earnings, comparable expense increased 2.1 percent.

BALANCE SHEET HIGHLIGHTS

         Cash and marketable securities increased to $207.3 million at December 26, 2004 from $176.2 million at December 28, 2003. Long-term debt, net of cash, marketable securities and restricted funds was $16.5 million at December 26, 2004.

EXPLORATION OF STRATEGIC ALTERNATIVES

         The Company continues to explore a range of strategic alternatives to enhance shareholder value, including a possible sale of the Company. No formal decisions have been made, and no agreements have been reached at this time. There can be no assurances that any particular alternative will be pursued or that any transaction will occur or on what terms.

NO CONFERENCE CALL

         The Company will not hold a conference call.



                                      # # #

Page Eight
Pulitzer Fourth-Quarter Earnings


         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers, and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), employment termination inducements associated with positions that will not be staffed, and certain non-recurring items consisting of: (a) expenses related to the clarification of certain circulation distribution contract issues, including litigation settlement; (b) expense incurred in conjunction with the exploration of a range of strategic alternatives to enhance shareholder value, including the possible sale of the Company; and (c) interest expense associated with a tentative settlement of pending IRS matters. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings" and "Base Earnings per Diluted Share."

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share" may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance.

However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

                                     -more-

Page Nine
Pulitzer Fourth-Quarter Earnings

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with acquisitions absent in comparable periods in 2003. "Comparable" revenues and expenses, excluding the results of acquisitions absent in the comparable period of 2003, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.


                                -tables attached-

Page Ten
Pulitzer Fourth-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)


                                                   Fourth Quarter Ended                 Twelve Months Ended
                                                Dec. 26,         Dec. 28,           Dec. 26,           Dec. 28,
                                                  2004             2003               2004               2003
                                              -------------    --------------    ---------------    ----------------
OPERATING REVENUES:
   Advertising
     Retail                                       $34,575          $35,284            $123,429           $120,284
     National                                       8,187            8,232              26,876             29,000
     Classified                                    31,019           29,241              34,402            122,559
                                              -------------    --------------    ---------------    ----------------
       Total                                       73,781           72,757              84,707            271,843
     Preprints                                     22,047           19,226              70,064             63,249
                                              -------------    --------------    ---------------    ----------------
       Total advertising                           95,828           91,983             354,771            335,092
   Circulation                                     20,169           20,316              81,288             80,639
   Other                                            2,140            1,769               7,596              6,933
                                              -------------    --------------    ---------------    ----------------
         Total operating revenues                 118,137          114,068             443,655            422,664
                                              -------------    --------------    ---------------    ----------------

OPERATING EXPENSES:
   Payroll and other personnel
      expenses                                     47,800           46,449             187,414            181,422
   Newsprint expense                               12,248           11,321              47,245             43,368
   Depreciation                                     3,756            3,552              15,348             14,613
   Amortization                                     1,232            1,173               4,850              4,522
   Other expenses                                  33,359           28,513             121,760            107,610
                                              -------------    --------------    ---------------    ----------------
         Total operating expenses                  98,395           91,008             376,617            351,535
                                              -------------    --------------    ---------------    ----------------

Equity in earnings of Tucson
  newspaper partnership                             5,820            4,471              18,046             16,064
                                              -------------    --------------    ---------------    ----------------

Operating income                                   25,562           27,531              85,084             87,193

Interest income                                     1,536              958               5,054              3,687
Interest expense                                   (5,407)          (4,786)            (20,013)           (20,395)
Net gain (loss) on sale of
  marketable securities                              (129)             (11)                334                502
Net loss on investments                               (32)            (501)               (104)            (1,790)
Other income                                           21              (22)                 32                 74
                                              -------------    --------------    ---------------    ----------------

INCOME BEFORE PROVISION FOR  INCOME TAXES          21,551           23,169              70,387             69,271

PROVISION FOR INCOME TAXES                          7,319            8,229              24,843             25,306

MINORITY INTEREST IN NET
  EARNINGS OF SUBSIDIARY                              569              625               1,430              1,788
                                              -------------    --------------    ---------------    ----------------

NET INCOME                                        $13,663          $14,315             $44,114            $42,177
                                              =============    ==============    ===============    ================

Page Eleven
Pulitzer Fourth-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                        Fourth Quarter Ended                Twelve Months Ended
                                                     Dec. 26,          Dec. 28,          Dec. 26,          Dec. 28,
                                                       2004              2003              2004              2003
                                                   --------------    --------------    -------------     -------------
BASIC EARNINGS PER SHARE OF STOCK:

   Basic earnings per share                              $0.63             $0.67            $2.04             $1.97
                                                   ==============    ==============    =============     =============

   Weighted average number of
      shares outstanding                                21,633            21,473           21,591            21,404
                                                   ==============    ==============    =============     =============

DILUTED EARNINGS PER SHARE OF STOCK:

   Diluted earnings per share                            $0.62             $0.66            $2.02             $1.95
                                                   ==============    ==============    =============     =============

   Weighted average number of
      shares outstanding                                22,049            21,789           21,888            21,627
                                                   ==============    ==============    =============     =============


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



Page Twelve
Pulitzer Fourth-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2003, the Company's fiscal year began on December 30, 2002 and ended on December 28, 2003. In 2004, the Company's fiscal year began on December 29, 2003 and ended on December 26, 2004.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

New Accounting Pronouncements: In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as that term is defined in the Act) to Medicare Part D. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("FSP 106-1"), which is effective for interim or annual financial statements for fiscal years which ended after December 7, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act.

The Company recognized the effects of the Act on the Company's accumulated postretirement benefit obligation ("APBO") and postretirement benefit costs initially in the first quarter of 2004. The Company has concluded that it qualifies for the subsidy under the Act since the prescription drug benefits provided under the Company's postretirement healthcare plans generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and, therefore, are "actuarially equivalent" to or better than the benefits provided under the Act. In addition, the Company does not anticipate any material change in the participation rate or per capita claims costs as a result of the Act.

The provisions of the Act lowered the APBO by approximately $12 million that is being treated as a negative prior service cost that was amortized beginning on March 8, 2004. This amortization resulted in a $1.2 million reduction to the APBO and postretirement benefit costs in 2004, against which no income tax provision will be made in accordance with the Act. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Consolidated Statements of Income incorporate expense reductions of $0.3 million and $1.2 million for the respective fourth quarter and full-year periods of 2004, against which no income tax provision has been made.

Reclassifications: Certain reclassifications have been made to the 2003 consolidated financial statements to conform to the 2004 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

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Page Thirteen
Pulitzer Fourth-Quarter Earnings


Income Tax Matters: As previously disclosed, the Company is liable for any taxes attributable to the 1999 spin-off transaction in which the Company was formed and for any taxes owed by the Company's predecessor, Pulitzer Publishing Company ("Old Pulitzer"), for tax periods prior to such transaction. As also previously disclosed, the Internal Revenue Service ("IRS") had asserted that Old Pulitzer should have recognized a taxable gain in the amount of approximately $80.4 million as a result of the 1999 spin-off transaction. The Company contested this assertion, and after lengthy negotiations with representatives of the IRS, the Company has agreed in principle with the IRS to a settlement under which the Company's liability for Old Pulitzer's federal income taxes with respect to the spin-off transaction is not expected to exceed $200,000, after taking into account the effects of certain refund claims filed by the Company on behalf of Old Pulitzer which also are being resolved as part of the settlement agreement. The agreement in principle is subject to the completion of final settlement calculations, execution of a definitive agreement with the IRS and review by the U.S. Congressional Joint Committee on Taxation.


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